UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

June 9, 2017

United Royale Holdings Corp.

(Exact Name of Registrant as Specified in its Charter)

Nevada	333-208978	98-1253258
(State of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

Unit Room 8F, World Trust Tower Building,
50 Stanley Street, Central, Hong Kong
(Address of principal executive offices)

(852) 3610-2665

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.06	Change in Shell Company Status.

On June 9, 2017, United Royale Holdings Corp (the “Company”), formerly known as Bosy Holdings Corp, had their first business for revenue generation of $12,500. The revenue was generated from a sale of 10,000 Aquilaria Subintegra saplings to one of the Agarwood plantation company in Malaysia.

Furthermore, on June 17, 2017, the Company had acquired several laptops as non-current assets, for its company director and officer to perform marketing activities, business pitching and company presentation.

As a result of the consummation of the transaction described above of this Report, we believe that we have been no longer a shell corporation since June 9, 2017, as that term is defined in Rule 405 of the Securities Act of 1933, as amended and Rule 12b-2 of the Exchange Act of 1934, as amended.

Item 8.01	Other Events.

On September 30, 2018, United Royale Holdings Corp. (“URYL” or the “Company”) and Mr. CHEN Zheru (“Seller”), representing the sole shareholder of IV Enterprises Development Limited, a Seychelles corporation (“IVED”), entered into a Sale and Purchase Agreement (the “Agreement”), pursuant to which URYL acquired 100% (one hundred percent) of the shareholding of IVED. In consideration for the transfer by Seller to URYL of the Share and the Purchased Assets, URYL shall assume the Assumed Liabilities and pay to Seller US$1 in cash at Closing.

IVED provides services through its wholly-owned subsidiary in Malaysia as set forth below:

Name	Business
Bosy Holdings (HK) Limited (Hong Kong Company)	Investment holding
Oudh Tech Sdn Bhd (Malaysia Company)	Engages and has a business plan of tree nurseries, including planting, cultivation and inoculation services

On September 30, 2018, URYL completed the acquisition.

The rationale of the transaction mentioned in Item 8.01 was to expand the plantation operation in Malaysia. The information provided in Item 8.01 of this Current Report was filed as a Form 8-K on October 3, 2018.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Not applicable

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 21, 2018

United Royale Holdings Corp.

By:	/s/ TEOH KOOI SOOI
Name:	TEOH Kooi Sooi
Title:	Chief Executive Officer, Treasurer, Director (Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer)